U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                           FORM S-8
      REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                      R-TEC TECHNOLOGIES, INC.
           (Name of Small Business Issuer in its charter)

New Jersey                         7382                   22-3615979
(State or Jurisdiction          (Primary                (IRS Employer
of Incorporation or               Standard                Identification
Organization)                    Industrial                 Number)
                               Classification
                                   Code)

                 37 Ironia road
                 Flanders, NJ                                07836
        (Address of Principal Executive Offices)           (Zip Code)


          (Name, address, and telephone number of agent for service)
                             Phillip Lacqua
                             37 Ironia Road
                           Flanders, NJ 07836
                        Telephone: (973) 252-5233


                      CALCULATION OF REGISTRATION FEE

Title of each                      Proposed        Proposed
class of                            Maximum         Minimum        Amount of
securities         Amount to be  offering price offering price   registration
to be registered     registered    per share          per share     fee

Common Stock         $150,000      $.50               $.50         $37.50

Part I Information Required in the Section 10(a) Prospectus

a.  General Plan Information

R-Tec Technologies, Inc. proposes to issue up to three hundred thousand (300,000) of its $.00001 par value common shares at an offering price of $.50 per shares, at the option of Saul D. Streit who has, by a Consulting Agreement dated May 14, 2001 (the "plan") been retained at an agreed contract fee of $150,000 to act as a consultant to create a marketing plan for R-Tec's products "Ripefully Yours," "R-Tect Reactive Paints," "R-Tec Anti-Bacterial Disposable Filter" and "Ripefully yours, Morgue Filter." The Plan provides that if R-Tec is unable to make the required in cash, Mr. Streit may exercise the option to receive compensation in registered common shares of the Company at a price of $.50 per share.

The purpose of the plan is to provide an alternative compensation option so that if R-Tec is unable to make timely payment of the $150,000 cash compensation provided for by the consulting contract, Sault S. Streit will have the option to take all or part of his compensation in the form of registered shares of R-Tec at a price of $.50 per share. The plan represented by this option is presently in effect, and will continue until the total compensation provided by the contract has been paid either in cash or stock.

The plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

This plan is administered by Philip Lacqua, President of R-Tec, 1127 83rd Street, Brooklyn, NY 11228 who can be reached by telephone at (973) 252-5233 whose sole responsibility in administering the plan will be to receive notice of Mr. Streit's election to accept stock in lieu of cash as compensation under the contract, issue orders to the transfer agent for issuance of the requisite number of shares, and insure that the financial books and records of the corporation reflect a reduction in the debt owed under the contract commensurate with the number of shares issued, and reflect the issuance of the shares as a capital transaction. There is no relationship between Mr. Streit and either R-Tec, its officers, directors or other affiliates except the contract being administered under the plan. Under applicable Board Resolutions, administration of the plan will devolve to any successor of Mr. Lacqua as President of the corporation. There are no provisions for the removal of Mr. Lacqua as administrator of the plan.

b.  Securities to be Offered

A total of three hundred thousand (300,000) shares of R-Tec's $.00001 par value common stock are being offered under the plan.

Description of Securities

The following statements summarize detailed provisions of R-Tec's Articles of Incorporation and Bylaws.

Authorized Capital

Our authorized capital stock consists of 50,000,000 shares of $.00001 par value common stock. We have outstanding 3,198,735 shares of common stock, all of which are validly issued, fully paid and non-assessable.

Common Stock

The shares being offered are shares of common stock.

R-Tec is presently authorized to issue 50,000,000 shares of $.00001 par value common stock. There are 3,198,735 shares issued and outstanding. The shares of common stock being offered pursuant to the plan will be, when issued in accordance with the terms of the plan, fully paid and non-assessable.

The holders of common stock are entitled to equal dividends and distributions per share with respect to the common stock when and if declared by the Board of Directors from funds which are legally available. R-Tec has not paid any dividends on common stock to date and does not anticipate paying dividends on common stock in the foreseeable future. No holder of common stock has a pre-emptive right to subscribe for any securities nor are any common shares subject to redemption or convertible into other securities of R-Tec. Upon liquidation, dissolution or winding up of R-Tec, and after payment of creditors and preferred stockholders, if any, the remaining assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of common stock do not have cumulative voting rights so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any alternate members to the Board of Directors. The rights of the Company's shareholders cannot be changed without a vote of a majority or more of the Company's outstanding shares, voting as a class.

Preferred Stock

R-Tec is currently authorized to issue shares of Preferred Stock.
Accordingly, the Board of Directors could authorize the issuance of shares of Preferred Stock. Preferred Stock may, if and when issued, have rights superior to those of the common stock offered hereby. The Board of Directors may approve the issuance of Preferred Stock without a vote by shareholders and conversion rights may adversely affect the voting power of holders of common stock.

Transfer Agent
                     American Stock Transfer & Trust Co.
                              59 Maiden Lane
                             New York, NY 10038
                          Telephone (212) 936-5100

Dividend Policy

We have not paid any dividends on common stock to date and we do not anticipate paying dividends on common stock in the foreseeable future. We intend for the foreseeable future to follow a policy of retaining all of its earnings to finance the development and expansion of our business.

Penny Stock Rules

Broker/dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker/dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

c.  Employees Who May Participate in the Plan
The only employee of or consultant to R-Tec who is entitled to participate in the plan pursuant to which these securities being offered is Salt S. Streit.

d.  Purchase of Securities Pursuant to the Plan and Payment for Securities
Offered.

The plan will remain open as long as there is any consideration due to Saul
S. Streit under the Consulting Agreement. Pursuant to the plan, Mr. Streit may elect to accept all or any part of the $150,000 cash compensation due under the Consulting Agreement in stock at an offering price of $.50 per share, that is: Streit may elect to accept 300,000 common shares of R-Tec as full payment of the compensation called for by the agreement.

The only compensation due to R-Tec for the shares is the consulting services Mr. Streit has agreed to perform for the Company under the agreement. There are no other contributions permitted under the plan.

e.  Resale Restrictions

There are no restrictions on resale of the shares offered to Mr. Streit pursuant to the plan.

f.  Tax Effects of Plan Participation

This plan is not qualified under Section 401(a) of the Internal Revenue Code. Management believes that if Saul S. Streit elects to accept payment under the Consulting Agreement in the form of common shares of R-Tec rather than in cash, the payment will be treated as income to Mr. Streit. Management believes that since Mr. Streit is not an employee of R-Tec, the transaction will be recorded on its books as a capital transaction without tax consequences.

g.  Investment of Funds.

This plan will produce no sums for investment.

h.  Withdrawal from the Plan; Assignment of Interest.

Under the terms of the Consulting Agreement, Saul S. Streit may either require payment of the consideration called for by the contract in cash, or elect to take payment in the form of common shares of R-Tec pursuant to the plan. If he elects to require payment in cash, the plan will not take effect and the provision of the contract permitting him to accept payment pursuant to the plan will be of no further force or effect.

By its terms, the Consulting Contract is binding not only on R-Tec, but will continue to apply to its successors, affiliates, heirs and assigns. The Consulting Contract also contemplates use of shares offered to Streit pursuant to the plan to pay third parties he may retain to perform all or part of the services required to meet his obligations under the contract. Accordingly, it is contemplated that Streit may assign his right to receive shares under the plan to third parties in lieu of paying them cash compensation.

i.  Forfeiture and Penalties

Management believes that breach of his performance obligations under the Consulting Agreement at any time during the course of the agreement would constitute a forfeiture by Streit of any further right to receive shares under the plan.

j.  Charges and Deductions and Liens Therefor

The Consulting Agreement does not contain any provisions for charges and deductions and taxes that may be made against employees or consultants participating in the plan or against funds, securities or other property held under the plan. Nor are there any provisions which would create a lien on any funds, securities or other property held under the plan.

Item 2.  Registrant Information and Employee Plan Annual Information.

All documents incorporated by reference in Item 3 of Part II of the registration statement are now, and will remain available to Saul S. Streit and any assignee[s] of any part of his interest in, telephone (973) 252-5233.

Item 3.  Incorporation of Documents by Reference.

The following documents are incorporated by reference in the registration statement. All documents subsequently filed by R-Tec pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

a. R-Tec's annual report for the fiscal year ended December 31, 2000 filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

b. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

Item 4.  Description of Securities.

The following statements summarize detailed provisions of R-Tec's Articles of Incorporation and Bylaws.

Authorized Capital

R-Tec's authorized capital stock consists of 50,000,000 shares of $.00001 par value common stock. There are 3,198,735 shares of common stock outstanding, all of which are validly issued, fully paid and non-assessable.

Common Stock

The shares being offered are shares of common stock.

R-Tec is presently authorized to issue 50,000,000 shares of $.00001 par value common stock. There are 3,198,735 shares issued and outstanding. The shares of common stock being offered pursuant to the plan will be, when issued in accordance with the terms of the plan, fully paid and non-assessable.
The holders of common stock are entitled to equal dividends and distributions per share with respect to the common stock when and if declared by the Board of Directors from funds which are legally available. R-Tec has not paid any dividends on common stock to date and does not anticipate paying dividends on common stock in the foreseeable future. No holder of common stock has a pre-emptive right to subscribe for any securities nor are any common shares subject to redemption or convertible into other securities of R-Tec. Upon liquidation, dissolution or winding up of R-Tec, and after payment of creditors and preferred stockholders, if any, the remaining assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of common stock do not have cumulative voting rights so that the holders of more than 50% of the combined shares voting for the election of directors may elect
all         6
of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any alternate members to the Board of Directors. The rights of the Company's shareholders cannot be changed without a vote of a majority or more of the Company's outstanding shares, voting as a class.

Preferred Stock

R-Tec is currently authorized to issue shares of Preferred Stock.
Accordingly, the Board of Directors could authorize the issuance of shares of Preferred Stock. Preferred Stock may, if and when issued, have rights superior to those of the common stock offered hereby. The Board of Directors may approve the issuance of Preferred Stock without a vote by shareholders and conversion rights may adversely affect the voting power of holders of common stock.

Transfer Agent
                 American Stock Transfer & Trust Co.
                          59 Maiden Lane
                        New York, NY 10038
                    Telephone (212) 936-5100

Dividend Policy

We have not paid any dividends on common stock to date and we do not anticipate paying dividends on common stock in the foreseeable future. We intend for the foreseeable future to follow a policy of retaining all of its earnings to finance the development and expansion of our business.

Item 5.  Interests of Named Experts and Counsel.

There are no experts named in this registration statement. The counsel who has issued his opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities covered by the plan was not employed for such purpose on a contingent basis and has not received, and is not expected to receive any interest, direct or indirect in the registrant or any of its parents or subsidiaries or was connected with the registrant or any of its parents or subsidiaries as a promoter, managing underwriter (or any principal underwriter, if there are no managing underwriters), voting trustee, director, officer or employee.

Item 6.  Indemnification of Directors and Officers.

R-Tec's Articles of Incorporation, as amended, provide that, to the extent not inconsistent with applicable law, R-Tec shall indemnify and hold harmless its officers, directors, employees and agents from liability and reasonable expense from actions in which he or she may become involved by reason of the fact that he or she was an officer, director, employee or agent. We expect to obtain an insurance liability policy for this purpose at a cost of approximately $75,000 - $150,000 per year.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of R-Tec pursuant to the foregoing provisions, or otherwise, R-Tec has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that any claim for indemnification against such liabilities, (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, R-Tec will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the Court of such issue.

Item 7.  Exemption from Registration Claimed.

There are no restricted securities to be reoffered or resold pursuant to this registration statement. Accordingly, R-Tec does not claim that the reoffer or resale of securities sold pursuant to the plan will be subject to any exemption from registration.

Item 8.  Exhibits.

Attached hereto and incorporated herein by reference are the following exhibits pursuant to Item 601 of Regulation S-K.

Exhibit No.            Description

4       Instruments defining rights of holders, i.e. Consulting Agreement
5       An opinion of counsel as to the legality of the securities being registered.
23      Consent of Counsel
24      Power of Attorney

Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities covered by this Registration Statement, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, in the Registration Statement.

(2) To treat, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Flanders, New Jersey, On June 7, 2001.

R-TEC TECHNOLOGIES, INC.



By: /S/Philip Lacqua
           Philip Lacqua, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



/S/Philip Lacqua
Philip Lacqua, President, treasurer and Director

Date: June 7, 2001



/s/Nancy Vitola
Nancy Vitolo, Vice President, Secretary and Director

Date: June 7, 2001



/s/ Damon E. Palmer
Damon E. Palmer, Director

Date: June 7, 2001